EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Trimble Navigation Limited for the registration of its common stock up to a maximum aggregate offering price of $100,000,000 and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended January 3, 2003, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Palo Alto, California
March 4, 2003